Exhibit 99.1

Zynex Reports Third Quarter 2023 Financial Results

Q3 2023 Revenue Increased 20% to $49.9 Million; EPS $0.10

ENGLEWOOD, Colo., October 26, 2023 -- Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation, and patient monitoring, has reported its financial and operational results for the third quarter ended September 30, 2023.

Key Third Quarter and 2023 Highlights and Business Update

●	Q3 2023 revenue increased 20% year-over-year to $49.9 million.
●	Net income of $3.6 million; Diluted EPS $0.10.
●	Orders increased 39% year-over-year; highest number of orders in Company history for the 6th consecutive quarter.
●	Cash from operations of $8.9 million in the third quarter; highest in Company history.
●	Added three new therapy products centered around pain management: Zynex Pro Thoracic Lumbar Sacral Orthosis (“TLSO”), Zynex Pro Wrist, and Zynex Cryoheat.

Management Commentary

“The third quarter was highlighted by increasing revenue and cash flow momentum driven by our sixth straight quarter of record-high order numbers,” said Thomas Sandgaard, President and CEO of Zynex. “As we continue to develop the next generation of patient monitoring equipment, our pain management division delivered a 39% improvement in orders year-over-year and celebrated our 1 millionth patient treated since founding the company. Our continued profitability and record positive cash flow allowed us to announce an additional $10 million share repurchase plan.

“The pain management division also introduced three new therapy products in the third quarter, building on our holistic, non-invasive approach to pain management. The new products include Zynex Pro Thoracic Lumbar Sacral Orthosis ("TLSO"), a dual-purpose back brace for the mid and lower spine; Zynex Pro Wrist, a wrist brace for a broad spectrum of wrist-related pain management including carpal tunnel syndrome; and Zynex Cryoheat, a localized cold or hot fluid therapy system for home or hospital use. We continue to focus on profitable growth by adding products to our suite in complementary ways that combine with our industry-leading prescription strength pain management device, the NexWave.

“For our pre-revenue hospital monitoring products division, we have three additional products in the pipeline including a laser-based pulse oximeter, NiCO™; a monitor for early detection of sepsis; and a non-invasive, laser-based monitor of total hemoglobin levels, HemeOx™.

“We continue to expand our direct salesforce and continue to improve sales rep productivity which delivers accelerating and recurring revenue. In tandem we focused on ramping our hospital monitoring division which represents a large and growing market opportunity. We look forward to additional updates in the months to come as we work to build long term value for our shareholders,” concluded Sandgaard.

Third Quarter 2023 Financial Results

Net revenue was $49.9 million for the three months ended September 30, 2023, an increase of 20% from $41.5 million in the prior year quarter. The growth in net revenue is primarily related to a 39% growth in device orders, which resulted from an increased customer base.

Gross profit in the quarter ended September 30, 2023, increased to $40.4 million, or 81% of revenue, as compared to $33.1 million or 80% of revenue, in 2022.

Sales and marketing expenses were $22.1 million for the three months ended September 30, 2023, compared to $17.2 million in the prior year period.

General and administrative expenses for the three months ended September 30, 2023 were $12.7 million, versus $9.4 million in the prior year period.

Net income for the three months ended September 30, 2023, totaled $3.6 million, or $0.10 per basic and diluted share, as compared to net income of $4.9 million, or $0.13 per basic and diluted share, in the quarter ended September 30, 2022.

Adjusted EBITDA for the three months ended September 30, 2023 was $7.3 million, as compared to $8.1 million in the quarter ended September 30, 2022.

As of September 30, 2023, the Company had working capital of $83.1 million. Cash and cash equivalents and short-term investments were $52.4 million at the end of the third quarter. Cash provided by operations for the three months ended September 30, 2023 was a record high $8.9 million. Cash provided by operations for the nine months ended September 30, 2023 was $11.6 million compared to $9.0 million in the nine months ended September 30, 2022.

The Company continued its latest stock buyback by repurchasing $14.9 million of its common stock during the third quarter and has repurchased $51.0 million during the last eighteen months.

Fourth Quarter and Full Year 2023 Guidance

Fourth quarter 2023 revenue is estimated to be $52.5-$57.5 million, an increase of approximately 13% from Q4 2022. Fourth quarter Diluted EPS is estimated to be $0.17-$0.22.

2023 estimates are revenue of $189.5-$194.5 million and Diluted EPS of $0.40-$0.45 per share. The revenue range is based on best estimates of labor market conditions and sales rep productivity. Diluted EPS is impacted by increased operating expenses to support ZMS as the Laser-based Pulse Oximetry products are prepared for FDA submission and the fluid monitor is readied for the market.

Conference Call and Webcast Details

Thursday, October 26, 2023, at 4:15 PM Eastern Time (1:15 PM Pacific Time)

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast: Q3 2023 Webcast Link

US Participant Dial In (TOLL FREE): 1-844-825-9790
International Participant Dial In: 1-412-317-5170
Canada Participant Dial In (TOLL FREE): 1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense, stock compensation, restructuring and non-cash lease charges). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the financial information prepared in accordance with GAAP.

About Zynex, Inc.

Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis, and laser-based pulse oximetry monitoring systems for use in hospitals. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore you should not rely on any of these forward looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our products on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2022 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

Quinn Callanan, CFA or Brian Prenoveau, CFA

MZ Group – MZ North America

ZYXI@mzgroup.us

+949 694 9594

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$42,517	$20,144
Short term investments, net	9,924	—
Accounts receivable, net	33,288	35,063
Inventory, net	14,186	13,484
Prepaid expenses and other	3,008	868
Total current assets	102,923	69,559

Property and equipment, net	2,468	2,175
Operating lease asset	13,168	12,841
Finance lease asset	637	270
Deposits	409	591
Intangible assets, net of accumulated amortization	8,387	9,067
Goodwill	20,401	20,401
Deferred income taxes	3,036	1,562
Total assets	$151,429	$116,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	8,050	5,617
Operating lease liability	3,072	2,476
Finance lease liability	210	128
Income taxes payable	1,996	1,995
Current portion of debt	—	5,333
Accrued payroll and related taxes	6,515	5,537
Total current liabilities	19,843	21,086
Long-term liabilities:
Long-term portion of debt, less issuance costs	—	5,293
Convertible senior notes, less issuance costs	57,375	—
Contingent consideration	—	10,000
Operating lease liability	15,154	13,541
Finance lease liability	475	188
Total liabilities	92,847	50,108

Stockholders’ equity:
Common stock	34	39
Additional paid-in capital	90,543	82,431
Treasury stock, at cost	(57,560)	(33,160)
Retained earnings	25,565	17,048
Total stockholders’ equity	58,582	66,358
Total liabilities and stockholders’ equity	$151,429	$116,466

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
NET REVENUE
Devices	$16,855	$11,349	$42,542	$27,579
Supplies	33,060	30,171	94,495	81,783
Total net revenue	49,915	41,520	137,037	109,362

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	9,553	8,391	28,094	22,617
Sales and marketing	22,146	17,212	64,982	47,950
General and administrative	12,731	9,359	35,479	25,967
Total costs of revenue and operating expenses	44,430	34,962	128,555	96,534

Income from operations	5,485	6,558	8,482	12,828

Other income (expense)
Gain on sale of fixed assets	37	—	39	—
Gain (loss) on change in fair value of contingent consideration	(245)	(100)	2,855	—
Interest expense, net	(327)	(106)	(728)	(345)
Other income (expense), net	(535)	(206)	2,166	(345)

Income from operations before income taxes	4,950	6,352	10,648	12,483
Income tax expense	1,356	1,479	2,131	2,887
Net income	$3,594	$4,873	$8,517	$9,596

Net income per share:
Basic	$0.10	$0.13	$0.24	$0.25
Diluted	$0.10	$0.13	$0.23	$0.24

Weighted average basic shares outstanding	35,531	38,046	36,216	38,881
Weighted average diluted shares outstanding	36,103	38,865	36,866	39,729

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,517	$9,596
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,984	1,590
Amortization	1,078	695
Non-cash reserve charges	(91)	65
Stock-based compensation	1,621	1,702
Non-cash lease expense	568	720
Benefit for deferred income taxes	(1,473)	(772)
Change in fair value of contingent consideration	(2,855)	—
Gain on sale of fixed assets	(39)	—
Change in operating assets and liabilities:
Short-term investments	(114)	—
Accounts receivable	1,775	282
Prepaid and other assets	(826)	(446)
Accounts payable and other accrued expenses	3,312	364
Inventory	(2,071)	(4,801)
Deposits	182	(6)
Net cash provided by operating activities	11,568	8,989

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(630)	(332)
Purchase of short-term investments	(9,810)	—
Proceeds on sale of fixed assets	50	—
Net cash used in investing activities	(10,390)	(332)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on finance lease obligations	(95)	(87)
Cash dividends paid	(1)	(3,613)
Purchase of treasury stock	(24,402)	(19,811)
Proceeds from issuance of convertible senior notes, net of issuance costs	57,018	—
Proceeds from the issuance of common stock on stock-based awards	33	27
Principal payments on long-term debt	(10,667)	(4,000)
Taxes withheld and paid on employees’ equity awards	(691)	(253)
Net cash provided by (used in) financing activities	21,195	(27,737)

Net increase (decrease) in cash	22,373	(19,080)
Cash and cash equivalents at beginning of period	20,144	42,612
Cash and cash equivalents at end of period	$42,517	$23,532

ZYNEX, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(AMOUNTS IN THOUSANDS)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted EBITDA:
Net income	$3,594	$4,873	$8,517	$9,596
Depreciation and Amortization*	401	418	1,237	1,225
Stock-based compensation expense	654	578	1,620	1,702
Interest expense and other, net	290	106	689	345
Change in value of contingent consideration	245	100	(2,855)	—
Non-cash lease expense **	751	572	978	982
Income tax expense	1,356	1,479	2,131	2,887
Adjusted EBITDA	$7,291	$8,126	$12,317	$16,737
% of Net Revenue	15%	20%	9%	15%

*    Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

**  Amount expensed in excess of cash payments due to abated rent